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                                                                     EXHIBIT 4.4

                          DELPHI FINANCIAL GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
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     1. PURPOSE. The purpose of the Delphi Financial Group, Inc. Employee Stock
Purchase Plan is to provide employees of the Company and its Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company that the Plan qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

     2. DEFINITIONS.

        (a) "Board" shall mean the Board of Directors of the Company.

        (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (c) "Committee" shall mean the committee established by the Board to administer the Plan.

        (d) "Common Stock" shall mean the Class A Common Stock, $.01 par value, of the Company.

        (e) "Company" shall mean Delphi Financial Group, Inc., a Delaware corporation.

        (f) "Compensation" shall mean an Employee's taxable income payable to an Employee from and after the date the Employee becomes eligible to participate in the Plan, which would be reported on the Employee's Form W-2, but excluding any severance pay, tuition, automobile expense or moving expense reimbursements or allowances and any imputed taxable income resulting from any group life insurance coverage provided by the Company or a Subsidiary which is included as taxable income on Form W-2, but including amounts deferred under a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code.

        (g) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, a military or sick

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leave); provided that such leave is for a period of not more than ninety days or if reemployment upon the expiration of such leave is guaranteed by contract or statute.

        (h) "Employee" shall mean any person, including an officer, who is regularly employed by the Company or a Subsidiary.

        (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        (j) "Exercise Date" shall mean the last business day of each Offering Period under the Plan.

        (k) "Fair Market Value" of the Common Stock for any day shall mean the last reported sales price, regular way, or in the event that no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if the Common Stock is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for Common Stock on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in Common Stock selected for such purpose by the Board or a committee thereof, or, if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined in good faith by the Board or by a committee thereof. If any day as of which Fair Market Value is to be determined is not a business day, the price or quote from the last business day preceding such date shall be used.

        (l) "Offering Date" shall mean January 1 and July 1 of each Plan Year. The first Offering Date shall be January 1, 1994.

        (m) "Offering Period" shall mean each twenty-six week period during the effectiveness of the Plan, commencing on each Offering Date; provided that, subject to Section 16 hereof, the Committee shall have the power to change the duration of Offering Periods.

        (n) "Plan" shall mean this Delphi Financial Group, Inc. Employee Stock Purchase Plan, as the same may be amended from time to time.

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        (o) "Plan Year" shall mean a calendar year.

        (p) "Reserve" shall have the meaning set forth in Section 15 hereof.

        (q) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than fifty percent of the voting shares are held, directly or indirectly, by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

     3. ELIGIBILITY.

        (a) Subject to the requirements of Section 4(b) hereof, any person who has been an Employee for a period of twelve months or more as of an Offering Date, but excluding Employees whose customary employment is not for more than five months in any calendar year or twenty (20) or more hours per week, shall be eligible to participate in the Plan for the Offering Period commencing on such Offering Date; provided that he or she continues to be so employed on the last payroll deduction date in such Offering Period.

        (b) Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) which permits his or her right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4. GRANT OF OPTION; PARTICIPATION.

        (a) On each Offering Date the Company shall commence an offer by granting each eligible Employee an option to purchase shares of Common Stock, subject to the limitations set forth in Sections 3(b) and 10 hereof.

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        (b) Each eligible Employee may elect to participate in the Plan with respect to an offer only by filing a subscription agreement with the Company as set forth in Section 5 hereof.

        (c) The option price per share of the Common Stock subject to an offering shall be the lesser of (i) eighty-five percent of the Fair Market Value of a share of Common Stock on the Offering Date, or (ii) eighty-five percent of the Fair Market Value of a share of Common Stock on the Exercise Date.

        (d) The maximum number of shares that may purchased by a participant during any Offering Period is 1,000.

     5. PAYROLL DEDUCTIONS.

        (a) During an Offering Period, the Company shall withhold from each paycheck of each Employee participating in the offer, the whole percentage amount of Compensation elected by the Employee. The percentage amount of Compensation which may be elected by an Employee shall be not less than one percent (1%) nor more than ten percent (10%) of such Employee's Compensation, provided, however, that in no event may an Employee authorize payroll deductions of more than $21,250 for any Plan Year. The percentage amount of Compensation elected by an employee shall be calculated before withholding or other deductions.

        (b) Upon an Employee's written request to the Company, the percentage amount of Compensation elected by an Employee to be withheld from each paycheck may be increased or decreased, subject to the terms of Section 5(a) hereof, provided, however, that an Employee may only change the amount of his or her percentage election for an Offering Period prior to the commencement of such Offering Period.

        (c) All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

        (d) Upon written request to the Company, a participant may instruct the Company to cease making further payroll deductions. Such request shall become effective no earlier than the payroll period immediately following the payroll period in which the Company receives the written request. An Employee may not participate in or authorize payroll deductions under the Plan until the first Offering Date which occurs after twelve months following the payroll period in which the Company ceased to make payroll deductions pursuant to the Employee's request.

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     6. EXERCISE OF OPTION. Unless a participant withdraws from the Plan as provided in Section 8 hereof, a participant's election to purchase shares will be exercised automatically on the Exercise Date, and the Company will purchase for such participant, at the applicable option price, the maximum number of shares which can be purchased with the accumulated payroll deductions in the participant's account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by such participant.

     7. DELIVERY. After the Exercise Date of each Offering Period the Company shall arrange the delivery to each participant a certificate representing the shares purchased upon exercise of his or her option; provided, however, that the Committee may direct that certificates not be delivered to participants until two years after the Exercise Date on which the shares represented by such certificates are purchased. Pending such delivery, certificates may be deposited with a member firm of the National Association of Securities Dealers, Inc. Any cash remaining to the credit of a participant's account under the Plan after the purchase of the shares covered by such participant's option or which is insufficient to purchase a full share of Common Stock of the Company will be retained in such participant's account and applied toward the purchase of shares of Common Stock in a subsequent Offering Period. No shares shall be delivered until full payment therefore has been made.

     8. WITHDRAWAL; TERMINATION OF EMPLOYMENT.

        (a) A participant may not withdraw the payroll deductions credited to his or her account under the Plan, except as provided in paragraphs (b), (c) and
(d) below.

        (b) During any Offering Period, a participant may withdraw from the Plan at any time prior to the Exercise Date for such Offering Period; and the participant shall be deemed for the purpose of Section 5(d) hereof to have requested the Company to cease making payroll deductions. Withdrawal of a participant shall be effected by a written notification ("Notice of Withdrawal") on a form that shall be provided for this purpose. In the event the participant shall withdraw from the Plan, any amounts then credited to his account shall be returned to him as soon as reasonably practicable after his Notice of Withdrawal has been received.

        (c) If, for any reason during any Offering Period, an Employee does not, for seven consecutive payroll periods have,

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after other authorized and required payroll deductions, sufficient Compensation to permit payroll deductions authorized under the Plan to be made in full, such Employee will be considered to have suspended his or her election to purchase Common Stock with respect to such offering. The suspension will last until the participant again has sufficient compensation to permit such payroll deductions to be made in full; but if such suspension shall not have been removed by the Exercise Date, the participant shall be deemed to have withdrawn from the Plan pursuant to Section 8(b) hereof.

        (d) Upon termination of a participant's Continuous Status as an Employee prior to the Exercise Date of an Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions credited to such Employee's account will be returned to the Employee or, in the case of such Employee's death, to the person or persons entitled thereto under Section 12 hereof, and the Employee's option will be automatically terminated.

     9. INTEREST. The Company shall have no obligation to pay interest with respect to the payroll deductions of a participant in the Plan. Notwithstanding the foregoing, if the Company elects to invest such payroll deductions such funds shall be invested in short-term money market obligations (which shall include money market mutual funds of entities registered under the Investment Company Act of 1940, as amended), bank certificates of deposit, interest bearing demand deposits or other similar investments. Any interest payable with respect to payroll deductions earned on behalf of a Plan participant shall be used to purchase additional shares of Common Stock under the Plan.

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     10. STOCK.

        (a) The maximum number of shares of Common Stock which shall be reserved for sale under the Plan shall be 997,500, subject to adjustment upon changes in capitalization of the Company as provided in Section 15 hereof. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or that may be reacquired by the Company in open market transactions or otherwise. If the total number of shares which would otherwise be subject to options granted pursuant to Section 4(a) hereof on an Offering Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Employee of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

        (b) A participant will not have rights as a shareholder with respect to shares covered by such participant's option until such have been transferred to such participant in accordance with the provisions of the Plan.

        (c) Shares of Common Stock purchased by a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse, at the election of the participant.

     11. ADMINISTRATION. The Plan shall be administered by the Committee, the composition of which shall at all times satisfy the provisions of Rule 16b-3 under the Exchange Act or any successor thereof.

     The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

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     All decisions of the Committee shall be made by a majority of its members and shall be final. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Company will pay all its expenses incurred in the administration of the Plan.

     12. DESIGNATION OF BENEFICIARY.

        (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash remaining in such participant's account under the Plan in the event of the participant's death. Such designation of beneficiary may be changed by the participant at any time by written notice to the Company.

        (b) In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     13. TRANSFERABILITY. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 12 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

     14. REPORTS. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees periodically, but no less frequently than as soon as practicable following each Exercise Date. The statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

     15. EFFECT OF CERTAIN CHANGES. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan

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(the "Reserve"), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any change in or increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or similar capital adjustment or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

     In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation unless the Committee determines in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option as to all of the optioned shares, including shares as to which the option would not otherwise be exercisable. If the Committee makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the participant that the option shall be fully exercisable for a period of thirty days from the date of such notice, and the option will terminate upon the expiration of such period.

     The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves as well as the price per share of Common stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other changes in the shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

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     16. AMENDMENT OR TERMINATION. The Board may terminate or amend the Plan at any time, and from time to time; provided that, except as provided in Section 15 hereof, no such termination can affect options previously granted without the participant's consent, and no such amendment may (i) make any changes in any option theretofore granted which adversely affects the rights of any participant without the participant's consent, (ii) be made without prior approval of the shareholders of the Company (obtained in the manner described in Section 18 hereof) unless such approval is required in order to comply with Rule 16b-3 under the Exchange Act or to comply with any other law, rule or regulation or
(iii) cause an Offering Period to exceed twenty-seven months or such other period as may cause the Plan to fail to qualify as an "Employee Stock Purchase Plan" within the meaning of the Code.

     17. NOTICE. All notices, requests and other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at: Delphi Financial Group, Inc., c/o Reliance Standard Life Insurance Company, 2001 Market Street, Suite 1500, Philadelphia, Pennsylvania 19103, Attn: Assistant Vice-President of Human Resources.

     18. SHAREHOLDER APPROVAL. The Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the Plan is adopted by the Board. If such shareholder approval is obtained at a duly held shareholders' meeting, it must be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company.

     19. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, the requirements of any stock exchange (including the NASDAQ National Market System) upon which the shares may then be listed or designated for trading and the securities laws of any state. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

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     20. NO EMPLOYMENT RIGHTS. The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

     21. EFFECTIVE DATE. The Plan shall be effective as of January 1, 1994, subject to the approval of the Plan by the shareholders of the Company as set forth in Section 18 hereof.

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